                                                       Registration No. 333-1177
================================================================================

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

             -------------------------------------------------------


                            POST-EFFECTIVE AMENDMENT
                                   NUMBER 1 TO


                             REGISTRATION STATEMENT
                                   ON FORM S-3
                                      Under
                           THE SECURITIES ACT OF 1933
                           COMMISSION FILE NO. 0-14278

                              MICROSOFT CORPORATION
             (Exact name of registrant as specified in its charter)

           WASHINGTON                           91-1144442
(State or other jurisdiction                    (IRS Employer
of incorporation or organization)               Identification No.)

                                ONE MICROSOFT WAY
                         REDMOND, WASHINGTON 98052-6399
                                 (206) 882-8080
                   (Address, including zip code, and telephone
              number including area code, of registrant's principal
                                executive office)

                    ----------------------------------------
                               Robert A. Eshelman
                            Associate General Counsel
                                One Microsoft Way
                         Redmond, Washington 98052-6399
                                 (206) 882-8080

            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                    ----------------------------------------
                        Copies of all communications to:
                                 Richard B. Dodd
                            Christopher H. Cunningham
                              Preston Gates & Ellis
                              5000 Columbia Center
                                701 Fifth Avenue
                         Seattle, Washington 98104-7078

                    ----------------------------------------

================================================================================

         Approximate date of commencement of proposed sale to the public: At such time or times after the effective date of this Registration Statement as the Selling Shareholder shall determine.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box:    /   /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: / X /

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

                                   PROSPECTUS

                              MICROSOFT CORPORATION
                              601,531 Common Shares
                         Par Value of $.00005 Per Share

                    ----------------------------------------

         This Prospectus relates to up to 601,531 shares of common stock (the "Shares") of Microsoft Corporation, a Washington corporation ("Microsoft"), which may be offered from time to time by the selling shareholders named herein (the "Selling Shareholders"). Microsoft will not receive any of the proceeds from the sale of the Shares. Microsoft will bear the costs relating to the registration of the Shares estimated to be approximately $25,000.

         The Shares are registered as a result of the mergers (the "Mergers") between: (i) Microsoft, Bumbershoot, Ltd., a Delaware corporation and wholly owned subsidiary of Microsoft, and Vermeer Technologies, Inc. ("Vermeer"), and
(ii) Microsoft and Colusa Software, Inc. ("Colusa"). Pursuant to the Mergers,

Microsoft agreed to register the Shares received by each Selling Shareholder in the Mergers.


         Microsoft has been advised by each Selling Shareholder that he or she expects to offer his or her Shares through brokers and dealers to be selected by him or her from time to time. The Shares may be offered for sale through the Nasdaq Stock Market, in the over-the-counter market, in one or more private transactions, or a combination of such methods of sale, at prices and on terms then prevailing, at prices related to such prices, or at negotiated prices. Certain of the Selling Shareholders may distribute their shares, from time to time, to their limited and/or general partners who may sell Shares pursuant to this Prospectus. Each Selling Shareholder may pledge all or a portion of the Shares owned by him or her as collateral in loan transactions. Upon default by such a Selling Shareholder the pledgee in such loan transaction would have the same rights of sale as the Selling Shareholder under this Prospectus. Each Selling Shareholder may also transfer Shares owned by him by gift and upon any such transfer the donee would have the same rights of sale as such Selling Shareholder under this Prospectus. The Selling Shareholder may enter into exchange traded listed option transactions which require the delivery of the shares listed hereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 of the Securities Act of 1933, as amended (the "1933 Act"), may be sold under Rule 144 rather than pursuant to this Prospectus. Finally, each Selling Shareholder and any brokers and dealers through whom sales of the Shares are made may be deemed to be "underwriters" within the meaning of the 1933 Act, and the commissions or discounts and other compensation paid to such persons may be regarded as underwriters' compensation.

         The Shares are traded on the Nasdaq Stock Market. The average of the high and low prices of the Shares as reported on the Nasdaq Stock Market on June 25, 1996 was $122.813 per share.



  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR
      ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                    ----------------------------------------


                The date of this Prospectus is June __, 1996.


All of the securities to be registered hereby are to be offered for the account of security holders.

                              AVAILABLE INFORMATION

         Microsoft is subject to the informational requirements of the Securities Exchange Act of 1934 and files reports and other information with the Securities and Exchange Commission (the "Commission") in accordance therewith. Such reports, proxy statements, and other information filed by Microsoft are available for inspection and copying at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549, and at the Commission's Regional Offices located at Room 1028, Jacob
K. Javits Federal Building, 26 Federal Plaza, New York, New York 10278 and Room 3190, Kluczynski Federal Building, 230 South Dearborn Street, Chicago, Illinois 60604. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth St., N.W., Judiciary Plaza, Washington, D.C. 20549, at prescribed rates. Microsoft's Shares are listed on the Nasdaq Stock Market. In addition to the addresses listed above, reports, proxy statements, and other information concerning Microsoft can be inspected at the offices of the Nasdaq Stock Market.

                    ----------------------------------------


                INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         The following documents filed by Microsoft with the Commission are incorporated by reference in this Prospectus:

         1. Microsoft's Annual Report on Form 10-K for the year ended June 30, 1995.

         2. Microsoft's Proxy Statement dated September 25, 1995.

         3. Microsoft's Quarterly Report on Form 10-Q for the quarter ended September 30, 1995.


         4. Microsoft's Quarterly Report on Form 10-Q for the quarter ended December 31, 1995.

         5. Microsoft's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996.


         All documents filed by Microsoft pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof.

         Microsoft hereby undertakes to provide without charge to each person to whom this Prospectus has been delivered, upon the written or oral request of any such person, a copy of any and all of the foregoing documents incorporated herein by reference (other than exhibits to such documents which are not specifically incorporated by reference into the information that this Prospectus incorporates). Written or telephone requests should be directed to Investors Relations Department, Microsoft Corporation, One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080.

         No dealer, salesman, or any other person has been authorized to give any information or to make any representation not contained in this Prospectus, and, if given or made, such information and representation must not be relied upon as having been authorized by Microsoft. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby in any state to any person to whom it is unlawful to make such offer in such state. Neither the delivery of this Prospectus nor any sales made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of Microsoft since the date hereof.

                    ----------------------------------------

         This Prospectus constitutes a part of a Registration Statement which Microsoft has filed with the Commission under the 1933 Act, with respect to the Shares. This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related Exhibits thereto for further information with respect to Microsoft and the securities offered hereby. Such additional information can be obtained from the Commission's office in Washington, D.C. Any statements contained herein concerning the provisions of any documents are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                                   THE COMPANY

         Microsoft Corporation, a Washington corporation, has its principal executive offices at One Microsoft Way, Redmond, Washington 98052-6399, telephone number (206) 882-8080. Microsoft was founded as a partnership in 1975 and was incorporated in 1981. Microsoft, develops, manufactures, licenses, sells, and supports a wide range of software products, including operating system platforms for personal computers (PCs), workstations, and servers; business and consumer applications for productivity, reference, education, and entertainment; and development tools. Microsoft also offers an online service, sells personal computer books and input devices, and is engaged in the research and potential development of advanced technology software products. Microsoft's products are available for 16-bit and 32-bit microcomputers, including AST Research, Acer, Apple, Digital Equipment Corporation, Dell, Compaq, Gateway 2000, Hewlett-Packard, International Business Machines (IBM), NEC, Olivetti, Packard Bell, and Toshiba. Microsoft develops most of its software products internally using proprietary development tools and methodology. Microsoft markets and distributes its products domestically and internationally through the original equipment manufacturer ("OEM") channel and through the finished goods channels primarily by means of independent distributors and resellers.

                              SELLING SHAREHOLDERS


         580,781 of the Shares described in this Prospectus are owned by the individuals listed below. All of the shares offered below were acquired in connection with either the Microsoft acquisition of Vermeer or the Microsoft acquisition of Colusa. Certain of the Selling Shareholders, indicated below with an asterisk (*), are employees of Microsoft, but otherwise, the Selling Shareholders have no material relationship with Microsoft.



                                No. of Shares
           Name of               Owned Prior    Received from        Shares
  Selling Shareholders (1)        Offering         Microsoft       Owned (2)
- --------------------------      -------------   --------------     ---------
Armstein, Peter *                        0         25,020            25,020
Ferguson, Charles H.                     0        153,943           153,943
Forgaard, Randy  *                       0         72,280            72,280
Germano Jr., Frank  *                    0         55,600            55,600
Graham, Susan                        1,000          3,371             4,371
Hambrecht & Quist                        0          1,148             1,148
Kolodner, Stuart                         0          2,919             2,919
Lucco, Steven *                          0         61,733            61,733
Ludlum, Steven A.                        0          1,460             1,460
Mandile, John R.                       300         90,676            90,976
Mauceri, Robert                          0          3,336             3,336
Schulert, Andrew J. *                    0         25,020            25,020
Stefanik, Theodore  *                    0          2,085             2,085
Takacs, Edward                           0         11,802            11,802
Wahbe, Robert *                          0         61,733            61,733

                                No. of Shares
           Name of               Owned Prior    Received from        Shares
  Selling Shareholders (1)        Offering         Microsoft       Owned (2)
- --------------------------      -------------   --------------     ---------
Watts, Bruce R.                           0           2,951           2,951
Weiss, Peck & Greer
Venture Associates III, L.P.              0           2,085           2,085
WPG Enterprise Fund II, L.P.              0           2,507           2,507
Werner, Phillip                           0           1,112           1,112

Total                                               580,781         582,081




         (1) None of the Selling Shareholders held any office with Microsoft during the last three years.

         (2) All amounts are less than 1% of the issued and outstanding shares of common stock of Microsoft.






                        --------------------------------

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for Microsoft by Preston Gates & Ellis, 5000 Columbia Center, 701 Fifth Avenue, Seattle, Washington 98104. Attorneys who are partners or employed by Preston Gates & Ellis who have provided advice with respect to the Mergers in the aggregate own less than 50,000 Shares.

                                     EXPERTS

         The consolidated financial statements of Microsoft as of June 30, 1995, and 1994 and for each of the three years in the period ended June 30, 1995, incorporated by reference in this Prospectus from Microsoft's Annual Report on Form 10-K, have been audited by Deloitte & Touche LLP, independent public accountants, as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon such report given upon the authority of said firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                         FOR SECURITIES ACT LIABILITIES

         Article XII of Microsoft's Restated Articles of Incorporation authorizes Microsoft to indemnify any present or former director, officer, employee, or agent of Microsoft, or a person serving in a similar post in another organization at the request of Microsoft, against expenses, judgments, fines, and amounts paid in settlement incurred by him in connection with any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, to the fullest extent not prohibited by the Washington Business Corporation Act, public policy or other applicable law. Chapter 23B.08.510 and .570 of the Washington Business Corporation Act authorizes a corporation to indemnify its directors, officers, employees, or agents in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including provisions permitting advances for expenses incurred) arising under the 1933 Act.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers, or persons controlling the registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS





Item 16. List of Exhibits.


     Exhibit No.                           Description
     -----------                           -----------
        23.1                               Consent of Deloitte & Touche LLP
        24                                 Power of Attorney

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redmond, State of Washington on the 31st day of May 1996.

                                     MICROSOFT CORPORATION

                                     /s/  William H. Gates
                                     -----------------------------------
                                     William H. Gates III
                                     Chairman and Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/  William H. Gates                                Dated May 31, 1996
- ----------------------------
William H. Gates III
Chairman and CEO
Principal Executive Officer

Michael W. Brown                            )                Dated May 31, 1996
Vice President, Finance; Chief Financial    )
Officer  (Principal Financial and           )                By  /s/  William H. Gates
Accounting  Officer)                        )                    -----------------------------
                                            )                    William H. Gates III
                                            )                    Chairman of the Board and CEO
Directors:                                  )
         William H. Gates                   )
         Paul G. Allen                      )                 Pursuant to Power of
         Richard A. Hackborn                )                 Attorney dated January 31, 1996
         David F. Marquardt                 )
         Robert D. O'Brien                  )
         William G. Reed, Jr.               )
         John A. Shirley                    )


                               INDEX TO EXHIBITS




23.1         Consent of Deloitte & Touche LLP as Independent Accountants

24           Power of Attorney